Exhibit 99.1

Company Contact: Charles R. Daniel, III Chief Financial Officer (314) 621-0699
Final: For Release
Investor Contacts: ICR, Inc. Allison Malkin/Rachel Schacter (203) 682-8225/(646) 277-1243

BAKERS FOOTWEAR GROUP REPORTS THIRD QUARTER FISCAL 2011 RESULTS

Third Quarter Comparable Store Sales Increase 1.0%

Company Initiates a Margin Improvement and Cost Reduction Program Targeting $10 million in

Annual Savings

ST. LOUIS, Mo. December 13, 2011 – Bakers Footwear Group, Inc. (OTC Bulletin Board: BKRS.OB), a leading specialty retailer of moderately priced fashion footwear for young women, with 234 stores, today announced results for the thirteen and thirty nine-weeks ended October 29, 2011.

For the third quarter, the thirteen weeks ended October 29, 2011:

•	Net sales were $40.2 million, a decrease of 1.0% from $40.6 million for the thirteen-week period ended October 30, 2010;

•	Comparable store sales increased 1.0% following an increase of 5.9% in the prior-year period;

•

Gross profit was $4.9 million, or 12.3% of net sales, compared to $6.4 million, or 15.7% of net sales, in the third quarter last year. This decrease reflects increased markdowns on fall merchandise as the Company reacted to softening sales trends;

•	Selling, general and administrative expenses were $13.9 million, or 34.5% of net sales, compared to $13.4 million, or 33.0% of net sales, in the prior-year period;

•	Impairment expense was $933,000, reflecting non-cash charges associated with certain underperforming stores, compared to $1.4 million in the prior year period;

•	Operating loss was $9.9 million, compared to an operating loss of $8.5 million in the third quarter last year; and

•	Net loss was $10.2 million or $1.10 per share, compared to a net loss of $8.9 million, or $1.03 per share in the third quarter last year.

Peter Edison, Chairman and Chief Executive Officer of Bakers Footwear Group commented, “Our third quarter results were disappointing reflecting a challenging dress boot season, which led to increased markdowns and operating losses compared to the prior year. On a positive note, our multi-channel sales remained strong, rising 37.4% in the quarter. The quarter included continued focus on our key growth objectives. To this point, we believe our exclusive product offerings that include our Bakers, H. by Halston and Wild Pair brands are allowing us to attract new customers to our stores, as we provide great fashion with brands that are differentiated versus mall peers and position our Company for improved long-term sales performance.

“As we begin the fourth quarter, the boot category has remained difficult, which has led to a 5.5% decrease in comparable store sales for the first six weeks of the quarter through December 10, 2011. We expect comparable sales to be down for the entire fourth quarter. That said, we believe that we entered the quarter with inventory levels that are aligned with our current sales expectations.

“Looking ahead to 2012, we are implementing a $10 million margin improvement and cost reduction program focused on improving cash flow and liquidity.”

For the first nine months of fiscal 2011, the thirty-nine weeks ended October 29, 2011:

•	Net sales increased to $131.5 million, from $127.4 million for the thirty-nine weeks ended October 30, 2010;

•	Comparable store sales increased 5.1%, compared to an increase of 1.3% in the first nine months of 2010;

•	Gross profit was $30.2 million, or 22.9% of net sales, compared to $29.0 million, or 22.8% of net sales in the first nine months of 2010;

•	Selling, general and administrative expenses were $42.3 million, or 32.2% of net sales, compared to $40.5 million, or 31.8% of net sales, in the first nine months of 2010;

•	Impairment expense was $933,000, reflecting non-cash charges associated with certain underperforming stores, compared to $1.4 million in the prior year period;

•	Operating loss was $13.1 million, compared to an operating loss of $13.0 million in the first nine months of 2010; and

•	Net loss was $14.3 million or $1.54 per share, compared to a net loss of $14.5 million, or $1.85 per share in the first nine months of 2010.

Based on the Company’s revised business plan, including the anticipated impact of the margin improvement and cost reduction program, the Company believes it has adequate liquidity to fund anticipated working capital requirements and expects to be in compliance with its financial covenants throughout the remainder of 2011 and 2012. The Company’s most recent Quarterly Report on Form 10-Q, filed today, and the Company’s most recent Annual Report on Form 10-K discuss the Company’s business plan and disclose in detail the risks of the Company’s current liquidity situation, including the risks associated with the Company’s ability to successfully implement the margin improvement and cost reduction program, and its ability to comply with its financial covenants.

Conference Call

The Company announced that it will conduct a conference call to discuss its third quarter fiscal 2011 results today, Tuesday, December 13, 2011 at 9:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 705-6003, approximately five minutes prior to the start of the call. The conference call will also be webcast live at http://viavid.net/dce.aspx?sid=00009148. A replay of this call will be available until December 20, 2011 and can be accessed by dialing (877) 870-5176, and entering PIN number 384217. The webcast will remain available for 30 days at the same web address following the conference call.

About Bakers Footwear Group, Inc.

Bakers Footwear Group, Inc. is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates 233 stores nationwide. Bakers’ stores focus on women between the ages of 16 and 35. Wild Pair stores offer fashion-forward footwear to women between the ages of 17 and 29.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS. FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE INABILITY TO SATISFY DEBT COVENANTS, MATERIAL DECLINES IN SALES TRENDS AND LIQUIDITY, MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION, AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S MOST RECENT ANNUAL REPORT ON FORM 10-K AND OUR MOST RECENT QUARTERLY REPORT ON FORM 10-Q, INCLUDING THOSE DISCUSSED IN “RISK FACTORS,” IN “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL POSITION AND RESULTS OF OPERATIONS” AND IN NOTE 2 TO THE FINANCIAL STATEMENTS IN THESE REPORTS, AND IN ITS OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

Bakers Footwear Group, Inc.

Income Statement Data	Thirteen Weeks Ended October 29, 2011	Thirteen Weeks Ended October 30, 2010	Thirty-nine Weeks Ended October 29, 2011	Thirty-nine Weeks Ended October 30, 2010
(in thousands, except per share data)	Unaudited	Unaudited	Unaudited	Unaudited
Net sales	$40,202	$40,576	$131,518	$127,393
Cost of merchandise sold, occupancy, and buying expenses	35,265	34,226	101,354	98,374

Gross profit	4,937	6,350	30,164	29,019

Operating expenses
Selling	10,010	9,571	30,105	29,000
General and administrative	3,873	3,831	12,201	11,525
Loss on disposal of property and equipment	11	7	31	67
Impairment of long-lived assets	933	1,416	933	1,416

Operating loss	(9,890)	(8,475)	(13,106)	(12,989)

Interest expense	(485)	(542)	(1,390)	(1,537)
Other income, net	141	82	164	117

Loss before income taxes	(10,234)	(8,935)	(14,332)	(14,409)

Income tax expense	—	—	—	52

Net loss	$(10,234)	$(8,935)	$(14,332)	$(14,461)

Net loss per common share	$(1.10)	$(1.03)	$(1.54)	$(1.85)

Weighted average shares outstanding	9,296	8,702	9,285	7,823

Cash Flow Data
Cash used in operating activities			$(5,226)	$(8,620)
Cash used in investing activities			(1,703)	(849)
Cash provided by financing activities			6,924	9,451
Net decrease in cash			(5)	(17)

Supplemental Data
Comparable store sales increase	1.0%	5.9%	5.1%	1.3%
Gross profit percentage	12.3%	15.7%	22.9%	22.8%
Unused borrowing capacity at end of period			$993	$2,814
Number of stores at end of period	233	236	233	236

Bakers Footwear Group, Inc. Balance Sheet Data	October 29, 2011	October 30, 2010
(in thousands)	Unaudited	Unaudited
Cash	$141	$137
Accounts receivable	1,759	1,903
Inventories	27,717	27,478
Other current assets	1,352	965

Current assets	30,969	30,483

Property and equipment, net	15,274	19,586
Other assets	876	1,099

	$47,119	$51,168

Accounts payable	$23,185	$16,293
Revolving credit facility	17,374	17,496
Subordinated secured term loan	—	901
Subordinated convertible debentures – current	1,000	—
Other current liabilities	10,616	10,817

Current liabilities	52,175	45,507

Accrued noncurrent rent liabilities	7,820	8,911
Subordinated convertible debentures	3,000	4,000
Subordinated debenture	4,169	4,000
Shareholders’ deficit	(20,045)	(11,250)

	$47,119	$51,168